UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Genta Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

November 19, 2010

Dear Stockholder:

You are cordially invited to the Special Meeting of Stockholders of Genta Incorporated on Wednesday, December 29, 2010 at 11:00 a.m., local time, at Connell Corporate Park, 300 Connell Drive, Building 300, Day’s Café 2nd Floor, Berkeley Heights, New Jersey 07922 (the “Special Meeting”).

The accompanying notice of the Special Meeting outlines the matters to be brought before the Special Meeting, and the accompanying proxy statement discusses these matters in greater detail. The notice and the proxy statement have been made a part of this invitation.

Whether or not you plan to attend the Special Meeting, we urge you to complete, date and sign the enclosed proxy card and return it at your earliest convenience. No postage need be affixed if you use the enclosed envelope and it is mailed in the United States. You may also vote electronically via the Internet or by telephone. If you have any questions or need assistance in completing the proxy card, please contact Investor Relations at the telephone number above.

We are mailing this proxy statement and a form of proxy on or about November 29, 2010. Our Board of Directors and management look forward to seeing you at the Special Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON DECEMBER 29, 2010.

In accordance with rules approved by the Securities and Exchange Commission, we are providing this notice to our stockholders to advise them of the availability on the Internet of our proxy materials related to our Special Meeting. The new rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering our proxy materials to our stockholders under the “traditional” method, by providing paper copies, as well as providing access to our proxy materials on a publicly accessible Web site.

This proxy statement and our proxy are available on our web site at http://www.genta.com.

Sincerely yours,

/s/ RAYMOND P. WARRELL, JR., M.D.

Raymond P. Warrell, Jr., M.D.
Chairman and Chief Executive Officer

GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

Notice of Special Meeting of Stockholders
November 19, 2010

The Special Meeting of Stockholders of Genta Incorporated, a Delaware corporation, will be held on Wednesday, December 29, 2010 at 11:00 a.m., local time, at Connell Corporate Park, 300 Connell Drive, Building 300, Day’s Café 2nd Floor, Berkeley Heights, New Jersey 07922, for the following purposes:

1.
To authorize our Board of Directors to effect up to two reverse stock splits of our outstanding Common Stock, with each reverse stock split having a ratio ranging from 1-for-2 up to 1-for-100, until December 31, 2011.

2.
To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock to 100,005,000,000, consisting of 100,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

3.	To transact such other business as may properly come before the Special Meeting.

All stockholders are cordially invited to attend the Special Meeting. Attendance at the Special Meeting is limited to our stockholders and one guest. Only stockholders of record at the close of business on November 19, 2010, the Record Date, are entitled to notice of and to vote at the Special Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO VOTE ELECTRONICALLY VIA THE INTERNET. YOU MAY ALSO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT OR VOTE BY TELEPHONE.

By order of the Board of Directors,

/s/ GARY SIEGEL

Gary Siegel
Corporate Secretary

YOU CAN VOTE IN ONE OF THREE WAYS:

(1) Visit the Web site noted on your proxy card to vote via the Internet,
(2) Use the toll-free telephone number on your proxy card to vote by phone, or
(3) Sign, date and return your proxy card in the enclosed envelope to vote by mail.

GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

PROXY STATEMENT

This proxy statement contains information related to a Special Meeting of Stockholders of Genta Incorporated, a Delaware corporation, to be held on Wednesday, December 29, 2010 at 11:00 a.m., local time, at Connell Corporate Park, 300 Connell Drive, Building 300, Day’s Café 2nd Floor, Berkeley Heights, New Jersey 07922, and at any postponements or adjournments thereof. This proxy statement and the enclosed proxy card are being mailed to our stockholders on or about November 29, 2010.

In this proxy statement, “Genta”, “Company”, “we”, “us” and “our” refer to Genta Incorporated.

Our proxy statement and proxy are enclosed.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON DECEMBER 29, 2010.

This proxy statement and accompanying notice and proxy card are available on our web site at http://www.genta.com.

VOTING AT THE SPECIAL MEETING

Revocability of Proxies

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including a telephone or internet vote), by delivering a written revocation of your proxy to our Corporate Secretary, or by voting at the Special Meeting.  The method by which you vote by proxy will in no way limit your right to vote at the Special Meeting if you decide to attend in person.  If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the Special Meeting.

Voting Rights

Only holders of record of our Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. Each share of Common Stock is entitled to one vote on all matters to be voted upon at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as shares that are present for purposes of determining a quorum. Proposals One and Two require the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date.  Please note that the timing and ratio of any reverse stock split approved by our Board of Directors will require the prior approval of the holders of 66 2/3% of each of the B Notes (as defined below), C Notes (as defined below), D Notes (as defined below), E Notes (as defined below), September 2009 Notes (as defined below) and April 2009 Notes (as defined below) as of November 5, 2010 (the "Requisite Notes"), each voting as a separate class. Brokers are permitted to vote on those proposals even without instructions from the stockholders.  Therefore, for those proposals, if brokers do not vote, it will be deemed to be an abstention.  Abstentions will be deemed to be a vote against for those proposals.

Generally speaking, not with respect to those proposals, broker non-votes occur when a nominee holding shares for a beneficial owner does not have discretionary voting power on a matter and has not received instructions from the beneficial owner.

Only stockholders of record at the close of business on November 19, 2010, the Record Date, are entitled to notice of and to vote at the Special Meeting, and at any postponements or adjournments thereof. As of the Record Date, 164,715,385 shares of our Common Stock, par value $0.001 per share, were issued and outstanding, 7,700 shares of our convertible Series A Preferred Stock, par value $0.001 per share, were outstanding and approximately $1.9 million of June 2008 Senior Convertible Promissory Notes (“June 2008 Notes”), approximately $0.2 million of April 2009 Senior Convertible Promissory Notes (“April 2009 Notes”), approximately $35 thousand of July 2009 Unsecured Subordinated Convertible Promissory Notes (“July 2009 Notes”), approximately $2.5 million of September 2009 Unsecured Subordinated Convertible Promissory Notes (“September 2009 Notes”), $7.2 million of March 2010 Unsecured Senior Convertible B Notes (“B Notes”), $7.7 million of March 2010 Unsecured Senior Convertible C Notes (“C Notes”), $5.3 million of March 2010 Senior Secured Convertible D Notes (“D Notes”), $4.8 million of March 2010 Unsecured Senior Convertible E Notes (“E Notes”) and approximately $0.2 million of March 2010 Senior Unsecured Convertible F Notes (“F Notes”) were outstanding. The June 2008 Notes, April 2009 Notes, July 2009 Notes, September 2009 Notes, B Notes, C Notes, D Notes and F Notes are collectively referred to as the “Convertible Notes”. The B Notes, C Notes, D Notes, E Notes and F Notes are collectively referred to as the “2010 Notes”.  Holders of our Common Stock are entitled to one vote per share for each proposal presented at the Special Meeting. Holders of our Series A Preferred Stock and our Convertible Notes are not entitled to vote at the Special Meeting.

How to Vote; How Proxies Work

Our Board of Directors is asking for your proxy. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy as you can always change your vote at the Special Meeting. Please complete the proxy card by voting on the Internet, calling the toll-free telephone number on the proxy card, or complete, date and sign the enclosed proxy card and return it at your earliest convenience. We will bear the costs incidental to the solicitation and obtaining of proxies, including the costs of reimbursing banks, brokers and other nominees for forwarding proxy materials to beneficial owners of our capital stock. Proxies may be solicited by our officers and employees, without extra compensation, by mail, telephone, telefax, personal interviews and other methods of communication. In addition, we have retained Bank of New York Mellon Shareowner Services to act as our proxy solicitor in conjunction with the Special Meeting. We have agreed to pay that firm $7,500 plus reasonable out of pocket expenses, for proxy solicitation services.

At the Special Meeting, and at any postponements and adjournments thereof, all shares entitled to vote and represented by properly executed proxies received prior to the Special Meeting and not revoked will be voted as instructed on those proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the proposals.

Questions and Answers

Q.  What am I voting on?

To authorize our Board of Directors to effect up to two reverse stock splits of our outstanding Common Stock, with each reverse stock split having a ratio of 1-for-2 up to 1-for-100, until December 31, 2011, subject to the approval of holders of 66 2/3% of the Requisite Notes, each voting as a separate class. Broker non-votes are included in the determination of the number of shares represented at the Special Meeting for purposes of determining whether a quorum is present but are not counted for purposes of determining whether a proposal has been approved and thus have no effect on the outcome. Brokers may vote on this proposal, even if not directed by the beneficial owner of the shares of Common Stock voted thereon.

To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock to 100,005,000,000, consisting of 100,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. Broker non-votes are included in the determination of the number of shares represented at the Special Meeting for purposes of determining whether a quorum is present but are not counted for purposes of determining whether a proposal has been approved and thus have no effect on the outcome. Brokers may vote on this proposal, even if not directed by the beneficial owner of the shares of Common Stock voted thereon.

Q.  Who is entitled to vote?

Only stockholders of record at the close of business on the Record Date of November 19, 2010 are entitled to vote shares held by such stockholders on that date at the Special Meeting.  Each outstanding share entitles its holder to cast one vote.

Q.  How do I vote?

Vote By Internet: Visit the Web site noted on your proxy card to vote via the Internet.

Vote By Mail:  Sign and date the proxy card you receive and return it in the enclosed stamped, self-addressed envelope.

Vote By Telephone:  If you are a stockholder of record (that is, if you hold your stock in your own name), you may vote by telephone by following the instructions on your proxy card.  The telephone number is toll-free, so voting by telephone is at no cost to you.  If you vote by telephone, you do not need to return your proxy card.

Vote in Person:  Sign and date the proxy you receive and return it in person at the Special Meeting.
If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted.  Telephone and Internet voting will be offered to stockholders owning shares through most banks and brokers.

Q.  Can I access the proxy materials electronically?

This proxy statement and the proxy card are available on our website at http://www.genta.com.

Q.  Can I change my vote or revoke my proxy?

Yes. You may change your vote or revoke your proxy at any time before the proxy is exercised.  If you submitted your proxy by mail, you must (a) file with the Corporate Secretary a written notice of revocation or (b) timely deliver a valid, later-dated proxy. If you submitted your proxy by telephone, you may change your vote or revoke your proxy with a later telephone proxy. If you submitted your proxy through internet voting, you may change your vote or revoke your proxy with a vote through the Internet. Attendance at the Special Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is exercised or you vote by written ballot at the Special Meeting.

Q.  What is the process for admission to the Special Meeting?

If you are a record owner of your shares (i.e., your shares are held in your name), you must show government issued identification. Your name will be verified against the stockholder list. If you hold your shares through a bank, broker or trustee, you must also bring a copy of your latest bank or broker statement showing your ownership of your shares as of the Record Date.

Q.  What constitutes a quorum?

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. As of November 19, 2010, there were 164,715,385 outstanding shares of Common Stock entitled to vote at the Special Meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Special Meeting.

Q.  What vote is required to approve each item?

The affirmative vote of a majority of our outstanding shares of our Common Stock is required to authorize our Board of Directors to effect up to two reverse stock splits of our outstanding Common Stock, with each reverse stock split having a ratio of 1-for-2 up to 1-for-100, until December 31, 2011: however, please note that any reverse stock split approved by our Board of Directors will require the prior approval of the holders of 66 2/3% of the Requisite Notes, each voting as a separate class. Brokers may vote on this proposal, even if not directed by the beneficial owner of the shares of Common Stock voted thereon. The affirmative vote of a majority of our outstanding shares of our Common Stock is required to approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock to 100,005,000,000, consisting of 100,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. Brokers may vote on this proposal, even if not directed by the beneficial owner of the shares of Common Stock voted thereon.

Q.  What happens if I do not instruct my broker how to vote on the proxy?

If you do not instruct your broker how to vote, your broker may vote your shares for you at his or her discretion on routine matters such as the authorization to our Board of Directors to effect up to two reverse stock splits of our outstanding Common Stock and the approval of an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance.

Q.  What are the recommendations of the Board of Directors?

The Board of Directors unanimously recommends that the stockholders vote:

•
FOR authorizing our Board of Directors to effect up to two reverse stock splits of our outstanding Common Stock, with each reverse stock split having a ratio of 1-for-2 up to 1-for-100, until December 31, 2011.

•
FOR approving an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock to 100,005,000,000, consisting of 100,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

With respect to any other matter that properly comes before the Special Meeting, the proxies will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

PROPOSAL ONE

AUTHORIZATION TO BOARD OF DIRECTORS TO EFFECT UP TO TWO REVERSE STOCK SPLITS, WITH EACH REVERSE STOCK SPLIT HAVING A RATIO OF 1-FOR-2 UP TO 1-FOR-100, UNTIL DECEMBER 31, 2011

Our Board of Directors is proposing that our stockholders approve a proposal to authorize our Board of Directors to effect up to two reverse stock splits of all outstanding shares of our Common Stock, with each reverse stock split having a ratio of 1-for-2 up to 1-for-100, until December 31, 2011: however, please note that any reverse stock split approved by our Board of Directors will require the prior approval of the holders of 66 2/3% of the Requisite Notes, each voting as a separate class. If this proposal is approved, our Board of Directors would have the authority to effect either one or two reverse stock splits at any time on or before December 31, 2011, subject to the approval of holders of 66 2/3% of the Requisite Notes described above. Our Board of Directors believes that approval of a proposal providing the Board of Directors with this generalized grant of authority with respect to setting the split ratio, rather than mere approval of a pre-defined reverse stock split, will give the Board of Directors the flexibility to set the ratio in accordance with current market conditions and therefore allow the Board of Directors to act in the best interests of the Company and our stockholders.

If our stockholders grant the Board of Directors the authority to effect up to two reverse stock splits, subject to the approval of holders of 66 2/3% of the Requisite Notes described above, we would file a Certificate of Amendment to the Company’s Restated Certificate of Incorporation, as amended, with the Delaware Secretary of State to effect each proposed reverse stock split, in substantially the form attached to this proxy statement as Annex A, the text of which may be altered for any changes required by the Delaware Secretary of State and changes deemed necessary or advisable by the Board of Directors. Our Board of Directors has approved and declared advisable the proposed Certificate of Amendment. If the proposed reverse stock splits are implemented, then the number of issued and outstanding shares of our Common Stock would be reduced.

Purpose of Proposed Reverse Stock Splits

On March 5, 2010, we entered into a securities purchase agreement (the “March 2010 Purchase Agreement”) pursuant to which we agreed to issue $25 million of units (the “2010 Units”), each 2010 Unit consisting of (i) 40% of a B Note, (ii) 40% of a C Note and (iii) 20% of a D Note. The March 2010 Financing (as defined below) closed on March 9, 2010. In connection with the sale of the 2010 Units, we also agreed to issue warrants (the “Debt Warrants”) to purchase E Notes in an amount equal to 40% of the purchase price paid for each such 2010 Unit. The issuance of the Closing Notes (as defined below) and Debt Warrants in exchange for $25 million is referred to herein as the “March 2010 Financing”. In addition, we and the holders of two thirds of the outstanding purchase rights pursuant to that certain consent agreement dated April 2, 2009 (the “Purchase Rights”) and purchase options pursuant to that certain securities purchase agreement dated April 2, 2009 (the “Purchase Options”) agreed to amend the Purchase Rights and Purchase Options to, among other things, provide for the issuance of F Notes in substantially the same form as the B Notes upon exercise of the Purchase Rights and Purchase Options. The B Notes, C Notes, and D Notes are hereinafter referred to collectively as the “Closing Notes”. Upon issuance, all of the 2010 Notes had a conversion price of $1.00 per share.

Pursuant to the terms of the B Notes, the E Notes, and the F Notes, on October 9, 2010, the conversion prices of those notes were adjusted to $0.0396, and based on the terms of all of the Company’s other Convertible Notes, the conversion prices on all of the Company’s other Convertible Notes were also adjusted to $0.0396.

If on December 30, 2010, the volume weighted closing price of our Common Stock for the 10 consecutive trading day period ending on December 30, 2010, or the December 10-Day VWCP, is less than $10.00 (as adjusted for any stock splits, combinations, recapitalizations or the like), on December 31, 2010, the conversion price for the D Notes will be reduced to a price equal to 10% of the December 10-Day VWCP. The adjustment of the conversion price of the D Notes on December 31, 2010 would also result in the adjustment of all of the Company’s other Convertible Notes pursuant to the anti-dilution provisions of such notes.

Based on current projections, if the December 10-Day VWCP is below $0.089 per share, resulting in a reset of the conversion price of the D Notes and thereby all of our outstanding Convertible Notes to a price below $0.0089 per share, the projected total number of shares outstanding and committed to, including the potential number of shares that the Company’s Convertible Notes can convert to, will be greater than the Company’s 6,000,000,000 authorized shares of Common Stock. As a result, the Board of Directors is now seeking stockholder authorization to effect up to two reverse stock splits.

In addition, our Board of Directors is also proposing the reverse stock splits in order to attempt to reduce the number of issued and outstanding shares and to increase the per share trading value of our Common Stock. Our Board of Directors believes that the reverse stock splits would be beneficial in this regard because it would increase the price of our Common Stock and decrease the number of issued and outstanding shares of our Common Stock.

An increase in the per share trading value of our Common Stock would be beneficial because it would:

•	improve the perception of our Common Stock as an investment security;
•	reset our stock price to more normalized trading levels in the face of potentially extended market dislocation;
•	appeal to a broader range of investors to generate greater investor interest in us; and
•
reduce stockholder transaction costs because investors would pay lower commission to trade a fixed dollar amount of our stock if our stock price were higher than they would if our stock price were lower.

A decrease in the number of issued and outstanding shares of our Common Stock would be beneficial for us because by doing so, we will have more shares available for future issuance. Specifically, as we are required to reserve for future issuance any shares underlying our Convertible Notes, effecting a reverse stock split will reduce the number of issued and outstanding shares, thereby increasing the number of shares available for future issuance upon conversion of the Convertible Notes (as further discussed below).

You should consider that, although our Board of Directors believes that a reverse stock split will in fact increase the price of our Common Stock, in many cases, because of variables outside of a company’s control (such as market volatility, investor response to the news of a proposed reverse stock split and the general economic environment), the market price of a company's shares of common stock may in fact decline in value after a reverse stock split.  You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder's proportional ownership in our Company.  However, should the overall value of our Common Stock decline after the proposed reverse stock splits, then the actual or intrinsic value of the shares of our Common Stock held by you will also proportionately decrease as a result of the overall decline in value.

Potential Effects of the Proposed Reverse Stock Splits

The immediate effect of a reverse stock split would be to reduce the number of shares of our Common Stock outstanding and to increase the trading price of our Common Stock. Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock splits, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

However, we cannot predict the effect of any reverse stock split upon the market price of our Common Stock over an extended period, and in many cases, the market value of a company’s Common Stock following a reverse stock split declines. We cannot assure you that the trading price of our Common Stock after a reverse stock split will rise in inverse proportion to the reduction in the number of shares of our Common Stock outstanding as a result of a reverse stock split. Also, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.

Examples of Potential Reverse Stock Split at Various Ratios. The table below provides examples of reverse stock splits at various ratios from 1-for-2 up to 1-for-100:

Shares outstanding at November 19, 2010	Reverse Split Ratio	Shares outstanding after Reverse Split	Reduction in Shares Outstanding
164,715,385	1-for-2	82,357,692	50%
164,715,385	1-for-5	32,943,077	80%
164,715,385	1-for-10	16,471,538	90%
164,715,385	1-for-25	6,588,615	96%
164,715,385	1-for-50	3,294,307	98%
164,715,385	1-for-100	1,647,153	99%

The resulting decrease in the number of shares of our Common Stock outstanding could potentially adversely affect the liquidity of our Common Stock, especially in the case of larger block trades.

Effects on Ownership by Individual Stockholders.  If we implement a reverse stock split, the number of shares of our Common Stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse stock split by the appropriate ratio and then rounding down to the nearest whole share. We would pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse stock split, as described in further detail below. A reverse stock split would not affect any stockholder's percentage ownership interest in our Company or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash.

Effect on Restricted Stock Units, Warrants, Series A Convertible Preferred Stock, Convertible Promissory Notes. In addition, we would adjust all outstanding shares of any restricted stock units, warrants, Preferred Stock and Convertible Notes entitling the holders to purchase shares of our Common Stock as a result of a reverse stock split, as required by the terms of these securities. In particular, we would reduce the conversion ratio for each instrument, and would increase the exercise price in accordance with the terms of each instrument and based on the 1-for-2 up to 1-for-100 ratio of the reverse stock splits (i.e., the number of shares issuable under such securities would decrease by 50% up to 99%, respectively, and the exercise price per share would be multiplied by 2 up to 100, respectively). Also, we would reduce the number of shares reserved for issuance under our existing 2009 Stock Incentive Plan, as amended and restated, proportionately based on the ratio of a reverse stock split. A reverse stock split would not otherwise affect any of the rights currently accruing to holders of our Common Stock or warrants exercisable for our Common Stock.

Other Effects on Outstanding Shares. If we implement a reverse stock split, the rights pertaining to the outstanding shares of our Common Stock would be unchanged after the reverse stock split. Each share of our Common Stock issued following the reverse stock split would be fully paid and nonassessable.

A reverse stock split would result in some stockholders owning "odd-lots" of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

Our Common Stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934. As a result, we are subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock splits would not affect the registration of our Common Stock under the Securities Exchange Act.

Authorized Shares of Stock

The reverse stock splits would affect all issued and outstanding shares of Common Stock and outstanding rights to acquire Common Stock. Unless Proposal Two is approved, we will not change the number of shares of Common Stock currently authorized.  However, upon the effectiveness of the reverse stock splits, the number of authorized shares of Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of Common Stock issued and outstanding as a result of the reverse stock splits.

As of November 19, 2010, we had (i) 6,000,000,000 shares of authorized Common Stock, of which 164,715,385 shares of Common Stock, par value $0.001 per share, were issued and outstanding, (ii) 7,700 shares of our Series A Convertible Preferred Stock, par value $0.001 per share, were outstanding, (iii) $29.7 million in aggregate principal amount of Convertible Notes outstanding convertible into 749.3 million shares of Common Stock at a conversion rate of $0.0396, and (iv) 2,000,000 shares of authorized Series G Participating Cumulative Preferred Stock, of which no shares were issued and outstanding. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of Common Stock will be diluted.

We do not have any plans, arrangements or understandings for the remaining portion of the authorized but unissued shares that will be available following the reverse stock splits that will not be reserved for conversion of the Convertible Notes.

Effect of an Event of Default and Noteholder Remedies under the Convertibe Notes

Based on current projections, if the December 10-day VWCP is below $0.089 and the Company does not effect a reverse stock split of the Company’s Common Stock and the conversion prices of our Convertible Notes reset on December 31, 2010,the Company will not have enough shares of Common Stock authorized to cover the conversion of its outstanding Convertible Notes and will be in default under the terms of our outstanding Convertible Notes. If an event of default occurs under the terms of the Convertible Notes, the holders of the Convertible Notes may at any time at their option declare the entire unpaid principal balance of such Convertible Notes, together with all accrued interest thereon, due and payable, and such Convertible Notes. If our noteholders were to demand payment of the outstanding Convertible Notes, we may not have sufficient funds for the operation of our business. In exchange for approval rights by the holders of the Requisite Notes in connection with the reverse stock splits, the holders of the Requisite Notes have agreed to waive an event of default resulting from the Company's inability to effect a reverse stock split to ensure it has sufficient shares authorized to cover the conversion of the Convertible Notes, to the extent such event of default arises due to regulatory delays regarding this Proposal One.

Procedure for Effecting the Proposed Stock Splits and Exchange of Stock Certificates

If stockholders approve the proposal, we will file with the Delaware Secretary of State a Certificate of Amendment to our Restated Certificate of Incorporation, as amended, for each reverse stock split, subject to the approval of holders of 66 2/3% of the Requisite Notes described above. The reverse stock splits will become effective at the time and on the date of filing of, or at such later time as is specified in, the Certificate of Amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock splits.

Upon a reverse stock split, we intend to treat stockholders holding our Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock splits for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock splits. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Following any reverse stock split, stockholders holding physical certificates must exchange those certificates for new certificates and a cash payment in lieu of any fractional shares.

Our transfer agent will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Fractional Shares

We would not issue fractional shares in connection with the reverse stock splits. Instead, any fractional share resulting from the reverse stock splits because the stockholder owns a number of shares not evenly divisible by the ratio would instead receive cash upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our Common Stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our Common Stock on the trading day immediately preceding the effective date of each reverse stock split. We do not anticipate that the aggregate cash amount paid by the Company for fractional interests will be material to the Company.

No Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law or under our Restated Certificate of Incorporation, as amended, or bylaws with respect to the reverse stock splits. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

Accounting Consequences

The par value of our Common Stock would remain unchanged at $0.001 per share after the reverse stock splits. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the reverse stock splits.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Splits

The following is a summary of the material U.S. federal income tax consequences of the reverse stock splits to holders of our shares. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this document, all of which may be subject to change, possibly with retroactive effect. This summary only addresses holders who hold their shares as capital assets within the meaning of the Code and does not address all aspects of U.S. federal income taxation that may be relevant to holders subject to special tax treatment, such as financial institutions, dealers in securities, insurance companies, foreign persons and tax-exempt entities. In addition, this summary does not consider the effects of any applicable state, local, foreign or other tax laws.

We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, or an opinion from counsel with respect to the U.S. federal income tax consequences discussed below. There can be no assurance that the tax consequences discussed below would be accepted by the IRS or a court. The tax treatment of the reverse stock splits to holders may vary depending upon a holder’s particular facts and circumstances.

We urge holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax consequences applicable to them that could result from the reverse stock splits.

Except as described below with respect to cash received in lieu of fractional shares, the receipt of Common Stock in the reverse stock splits should not result in any taxable gain or loss to a holder for U.S. federal income tax purposes. The aggregate tax basis of the Common Stock received by a holder as a result of the reverse stock splits (including the basis of any fractional share to which a holder is entitled) will be equal to the aggregate basis of the existing Common Stock exchanged for such stock. A holder’s holding period for the Common Stock received in the reverse stock splits will include the holding period of the Common Stock exchanged therefor.

A holder who receives cash in lieu of a fractional share of Common Stock will be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. A holder generally will recognize capital gain or loss on such deemed redemption in an amount equal to the difference between the amount of cash received and the adjusted basis of such fractional share.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” the approval of the proposal to authorize our Board of Directors to effect up to two reverse stock splits on or before December 31, 2011, with each reverse stock split having a ratio of 1-for-2 up to 1-for-100. The approval of this Proposal One is independent of the approval of Proposal Two.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF CAPITAL STOCK AVAILABLE FOR ISSUANCE

The Board has unanimously approved an amendment to our Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of capital stock from 6,005,000,000 shares to 100,005,000,000 shares and recommends that our stockholders approve the proposed amendment. The additional 94,000,000,000 shares of capital stock will be designated as Common Stock with a par value of $0.001 per share. Genta is currently authorized to issue 6,005,000,000 shares of capital stock, 6,000,000,000 of which are designated as Common Stock and 5,000,000 of which are designated as Preferred Stock.  A copy of the proposed amendment is attached to this proxy statement as Annex B.

The additional shares of Common Stock would have rights identical to our Common Stock currently outstanding. Approval of the proposed amendment and any issuance of Common Stock would not affect the rights of the holders of our Common Stock currently outstanding, except for the effects incidental to increasing the outstanding number of shares of Common Stock, such as dilution of earnings per share and voting rights of current holders of our Common Stock. As of the Record Date, 164,715,385 shares of our Common Stock were issued and outstanding and 1,251,389,623 shares of our Common Stock were subject to outstanding, warrants, restricted stock units, purchase rights, purchase options, convertible preferred stock and Convertible Notes, thereby leaving 4,583,894,992 shares of Common Stock unassigned and authorized for potential issuance. If the proposed amendment is approved, there will be 98,583,894,992 shares of Common Stock unassigned and authorized for potential issuance.  If Proposals One and Two are approved, there will be 99,999,858,389 shares of Common Stock unassigned and authorized for potential issuance, assuming the maximum reverse stock split ratio. The proposed amendment will not change the number of shares of Preferred Stock authorized for issuance.

The following table sets forth the potential dilutive effect on the beneficial ownership of the existing stockholders of the Company if all of the shares of Common Stock authorized were issued by the Company:

	Beneficial Ownership of Existing Stockholders prior to the Proposed Amendment (2)		Existing Stockholders upon full issuance of shares of Common Stock after the Proposed Amendment(3)
	Number	Percentage	Number	Percentage

Existing Stockholders (1):	164,715,385	2.75%	164,715,385	0.16%

(1)	For purposes of clarification, the percentage represented by the existing stockholders excludes any and all warrants and other convertible securities held by the existing stockholders.

(2)
Ownership is based upon the number of outstanding shares of Common Stock as of the Record Date, and assumes the issuance of all authorized but unissued shares of Common Stock before the proposed amendment, but excludes any and all outstanding warrants and other convertible securities.

(3)
Ownership is based upon the number of outstanding shares of Common Stock as of the Record Date, and assumes the issuance of all authorized but unissued shares of Common Stock after the proposed amendment, but excludes any and all outstanding warrants and other convertible securities.

We do not have any plans, arrangements or understandings for the remaining portion of the authorized but unissued shares that will be available following the increase in authorized shares that will not be reserved for conversion of the Convertible Notes.  However, the Company expects to continue to need additional external financing to provide additional working capital and to continue the development of product candidates. Our Board believes that the authorized number of shares of Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by our Board to be necessary or desirable. These purposes may include, but are not limited to, the following: expanding our business or product lines through the acquisition of other businesses or products; establishing strategic relationships with other companies and raising capital through the sale of our Common Stock or financial instruments convertible into our Common Stock.

In addition, as noted in Proposal One, if the December 10-Day VWCP is below $0.089 per share, resulting in a reset of the conversion price of the Company’s Notes to a price below $0.0089 per share, the projected total number or shares outstanding and committed to, including the potential number of shares that the Company’s convertible instruments can convert to, will be greater than the Company’s 6,000,000,000 authorized shares of Common Stock. As a result, the Board of Directors is now seeking stockholder authorization to effect up to two reverse stock splits.

Once authorized, the additional shares of Common Stock may be issued with approval of our Board but without further approval of our stockholders, unless applicable law, rule or regulation requires stockholder approval. Stockholder approval of this proposal is required under Delaware law and requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock.

No Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law or under our Restated Certificate of Incorporation, as amended, or bylaws with respect to the Charter Amendment, and we will not independently provide stockholders with any such right

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” the approval of an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock to 100,005,000,000, consisting of 100,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.  The approval of this Proposal Two is independent of the approval of Proposal One.

OTHER MATTERS

The Board of Directors does not know of any other matter that may be brought before the Special Meeting. However, if any such other matters are properly brought before the Special Meeting, the proxies may use their own judgment to determine how to vote your shares.

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

The following table sets forth, as of November 19, 2010, certain information with respect to the beneficial ownership of our Common Stock (the only voting class outstanding), (i) by each director, (ii) by each of the named executive officers and (iii) by all officers and directors as a group.

	Amount and Nature of Beneficial Ownership
Name and Address (1)	Number of Shares (2)		Percent of Class
Raymond P. Warrell, Jr., M.D.	8,669,221	(3)	4.999%
Loretta M. Itri, M.D.	8,669,221	(4)	4.999%
Gary Siegel	19,348	(5)	*
W. Lloyd Sanders (6)	-		*
Christopher P. Parios	33,333	(7)	*
Daniel D. Von Hoff, M.D.	38,981	(7)	*
Douglas G. Watson	-		*
All Directors and Executive Officers as a group	8,760,883	(8)	5.0%

*	Less than one percent (1%).

(1)	The address of each named holder is in care of Genta Incorporated, 200 Connell Drive, Berkeley Heights, NJ 07922.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to restricted stock units (RSUs) that will vest within 60 days of November 19, 2010 or issuable on conversion of Senior Secured Convertible Promissory Notes due June 9, 2011 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3)
Consists of RSUs that will vest for 125,251 shares of Common Stock held by Dr. Warrell and RSUs that will vest for 40,825 shares of Common Stock held by Dr. Warrell’s wife, Dr. Itri.  Also includes 8,503,145 shares of Common Stock issuable upon the conversion of Senior Secured Convertible Promissory Notes due June 9, 2011.

(4)
Consists of RSUs that will vest for 40,825 shares of Common Stock held by Dr. Itri and RSUs for 125,251 shares of Common Stock held by Dr. Warrell. Also includes 8,503,145 shares of Common Stock issuable upon the conversion of Senior Secured Convertible Promissory Notes due June 9, 2011.

(5)	Consists of RSUs that will vest for 19,348 shares of Common Stock.

(6)	Mr. Sanders resigned from the Company effective May 7, 2010.

(7)	Consists of shares of Common Stock.

(8)
Consists of 72,314 shares of Common Stock, RSUs that will vest for 185,424 shares of Common Stock and 4,873,757 shares of Common Stock issuable upon the conversion of Senior Secured Convertible Promissory Notes due June 9, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of November 19, 2010, certain information with respect to the beneficial ownership of our Common Stock by persons known by us to be beneficial owners of more than 5% of our Common Stock.  The information in this table is based solely on statements in filings with the SEC or other reliable information.

	Amount and Nature of Beneficial Ownership
Name and Address	Number of Shares		Percent of Class
Tang Capital Partners, LP 4401 Eastgate Mall San Diego, CA 92121	205,936	(1)	9.9%
Felix J. Baker and Julian C. Baker Baker Brothers Advisors 667 Madison Avenue New York, NY 10021	197,808	(1)	9.9%
Cat Trail Private Equity Fund, LLC 8 Wells Hill Rd Weston CT 06883	211,280	(1)	9.9%
Boxer Capital LLC 445 Marine View Ave, 100 Del Mar, CA 92014	565,998	(2)	9.9%
Arcus Ventures Fund, LP 55 Broad Street Suite 1840 New YorK, NY 10004	233,156	(3)	9.9%
BAM Opportunity Fund 1 Liberty Plaza, 27th Floor New York, NY 10006	806,321	(4)	8.9%

(1)
Such information is based upon our review of a Schedule 13G filed by the holder with the SEC for the period ended December 31, 2009. The number of shares has been adjusted for the 1-for-100 reverse stock split implemented in August 2010.

(2)
Such information is based upon our review of a Schedule 13G filed by the holder with the SEC on March 15, 2010. The number of shares has been adjusted for the 1-for-100 reverse stock split implemented in August 2010.

(3)
Such information is based upon our review of a Schedule 13G filed by the holder with the SEC on March 16, 2010. The number of shares has been adjusted for the 1-for-100 reverse stock split implemented in August 2010.

(4)
Such information is based upon our review of a Schedule 13G filed by the holder with the SEC on July 19, 2010. The number of shares has been adjusted for the 1-for-100 reverse stock split implemented in August 2010.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements.  This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the proxy statement to you if you write or call us at the following address or phone number: 200 Connell Drive, Berkeley Heights, NJ 07922, (908) 286-9800. If you want to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us at the above address and phone number.

DEADLINE FOR STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2011 Annual Meeting of Stockholders is December 31, 2010.

Proposals of stockholders intended to be presented at the Company’s 2011 Annual Meeting of Stockholders called for a date within thirty days of May 19, 2011 and not included in our proxy materials must comply with the advance notice provision in Section 3 of Article I of our by-laws. For notice to be timely, it shall be delivered not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th calendar day prior to such Annual Meeting and not later than the close of business on the later of the 90th calendar day prior to such Annual Meeting or the 10th calendar day following the calendar day on which public announcement of the date of such Special Meeting is first made by the Company.

All stockholder proposals should be directed to our Corporate Secretary at our address listed on the top of page one of this proxy statement.

By order of the Board of Directors,

/s/ RAYMOND P. WARRELL, JR., M.D.

Raymond P. Warrell, Jr., M.D. Chairman and Chief Executive Officer

Dated: November 19, 2010

Annex A
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
GENTA INCORPORATED

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Genta Incorporated (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.           The Restated Certificate of Incorporation of the Corporation, filed on August 8, 1994, is hereby amended by adding at the end of the second and third paragraphs of Article IV(A) the following new paragraphs:

“Effective as of the close of business on the day that the Certificate of Amendment which contains this provision is filed with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each [__] shares of Common Stock issued and outstanding at such time (“Existing Common Stock”) shall be and hereby are automatically reclassified and changed into one share of Common Stock (“New Common Stock”), provided that no fractional shares of New Common Stock shall be issued, and in lieu of a fractional share of New Common Stock to which any holder is entitled, such holder shall receive a cash payment in an amount to be determined by multiplying the fractional share by the fair market value of a share of New Common Stock at the Effective Time (the “Reverse Split”).  Shares of Common Stock that were outstanding prior to the Effective Time, and that are not outstanding after and as a result of the Reverse Split, shall resume the status of authorized but unissued shares of Common Stock.

From and after the Effective Time, the term “New Common Stock” as used in this Article IV shall mean Common Stock as provided in this Restated Certificate of Incorporation.  The par value of the New Common Stock shall be $0.001 per share.”

2.           The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of the Corporation’s Restated Certificate of Incorporation and the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by Raymond P. Warrell, Jr., M.D., its Chief Executive Officer, this ____ day of _______, _____.

GENTA INCORPORATED

By:	/s/ Raymond P. Warrell, Jr., M.D.
Name:	Raymond P. Warrell, Jr., M.D.
Title:	Chief Executive Officer

Annex B
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
GENTA INCORPORATED

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Genta Incorporated (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.           The Restated Certificate of Incorporation of the Corporation, filed on August 8, 1994, is hereby amended by replacing the first paragraph of Article IV to read in full as follows:

“ARTICLE IV
A. Classes of Stock. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is One Hundred Billion Five Million (100,005,000,000) of which One Hundred Billion (100,000,000,000) shares of the par value of One Tenth of One Cent ($0.001) each shall be Common Stock (the “Common Stock”) and Five Million (5,000,000) of the par value of One Tenth of One Cent ($0.001) each shall be Preferred Stock (the “Preferred Stock”).”

2.           The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of the Corporation’s Restated Certificate of Incorporation and the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by Raymond P. Warrell, Jr., M.D., its Chief Executive Officer, this ____ day of _______, _____.

GENTA INCORPORATED

By:	/s/ Raymond P. Warrell, Jr., M.D.
Name:	Raymond P. Warrell, Jr., M.D.
Title:	Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Genta Incorporated

INTERNET
http://www.proxyvoting.com/gnta
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
85992

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example ☒

The Board of Directors recommends a vote "FOR" Proposals 1 and 2.

Mark Here for Address Change or Comments SEE REVERSE ☐

Please sign exactly as your name(s) appears on your stock certificate. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.

Signature ______________________ **Signature** ______________________ **Date** __________